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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                 Segmentz, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   815801-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 22, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 815801-10-5
---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen J. Clearman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) [_]
                                                           (b) [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,250,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,250,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,250,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                               [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 815801-10-5
---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kinderhook GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) [_]
                                                           (b) [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,250,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,250,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,250,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                               [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No. 815801-10-5
---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kinderhook Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) [_]
                                                           (b) [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,250,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,250,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,250,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                               [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 815801-10-5
           ---------------------

Item 1(a).  Name of Issuer:

            Segmentz, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            18302 Highwoods Preserve Parkway
            Tampa, Florida 33647
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Stephen J. Clearman
            Kinderhook GP, LLC
            Kinderhook Partners, LP
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            1 Executive Drive
            Suite 160
            Fort Lee, NJ 07024
            --------------------------------------------------------------------

      (c).  Citizenship:

            Stephen J. Clearman - United States of America
            Kinderhook GP, LLC - Delaware
            Kinderhook Partners, LP -Delaware
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            815801-10-5
            --------------------------------------------------------------------

Item 3.     If  This   Statement  is  filed  pursuant  to   ss.240.13d-1(b) or
            240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_] Bank as defined in Section  3(a)(6) of the Exchange Act (15 U.S.C.
              78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            Stephen J. Clearman - 2,250,000
            Kinderhook GP, LLC -2,250,000
            Kinderhook Partners, LP -2,250,000
         ----------------------------------------------------------------------

     (b)    Percent of class:

            Stephen J. Clearman - 16.5%
            Kinderhook GP, LLC -16.5%
            Kinderhook Partners, LP -16.5%
         ----------------------------------------------------------------------

     (c)    Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote

               Stephen J. Clearman - 0
               Kinderhook GP, LLC - 0
               Kinderhook Partners, LP -0
                                                         ---------------------,

         (ii)  Shared power to vote or to direct the vote

               Stephen J. Clearman -2,250,000
               Kinderhook GP, LLC -2,250,000
               Kinderhook Partners, LP -2,250,000
                                                         ---------------------,

        (iii)  Sole power to dispose or to direct the disposition of

               Stephen J. Clearman - 0
               Kinderhook GP, LLC - 0
               Kinderhook Partners, LP -0
                                                         ----------------------,

         (iv)  Shared power to dispose or to direct the disposition of

               Stephen J. Clearman -2,250,000 [1,500,000]
               Kinderhook GP, LLC -2,250,000 [1,500,000]
               Kinderhook Partners, LP -2,250,000 [1,500,000]
                                                         ---------------------,

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Instruction:  Dissolution of a group requires a response to this item.
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

      -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

      -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

      -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

       ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         December 31, 2003
                                                (Date)


                                          KINDERHOOK PARTNERS, LP

                                          By:  Kinderhook GP, LLC
                                               General Partner

                                          By:  /s/ Stephen J. Clearman
                                               -----------------------
                                                   Stephen J. Clearman
                                                   Managing Member


                                          KINDERHOOK GP, LLC

                                          By:  /s/ Stephen J. Clearman
                                               -----------------------
                                                   Stephen J. Clearman
                                                   Managing Member


                                          By:  /s/ Stephen J. Clearman
                                               -----------------------
                                                   Stephen J. Clearman

                                                                       Exhibit A


                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated December 31, 2003 relating to the Common Stock of Segmentz, Inc. shall be filed on behalf of the undersigned.

                                          KINDERHOOK PARTNERS, LP

                                          By:  Kinderhook GP, LLC
                                               General Partner

                                          By:  /s/ Stephen J. Clearman
                                               -----------------------
                                                   Stephen J. Clearman
                                                   Managing Member


                                          KINDERHOOK GP, LLC

                                          By:  /s/ Stephen J. Clearman
                                               -----------------------
                                                   Stephen J. Clearman
                                                   Managing Member


21702.0001 #453012